**ASSET PURCHASE AGREEMENT BETWEEN APPTECH CORP.
AND GLOBALTEL MEDIA, INC.**

THIS ASSET PURCHASE AGREEMENT ("AGREEMENT"), made this 4th day of December, 2013, by and among Apptech Corp., a Wyoming Corporation located at 2011 Palomar Airport Road Suite 102, Carlsbad, CA 92011 ("APPTECH"), and Globaltel Media, Inc.,.a Delaware Corporation, whose principle offices are at 4653 Carmel Mountain Road Suite 308-508, San Diego, CA 92130 ("GTM").

RECITALS

WHEREAS, APPTECH desires to purchase 100% of the assets of GTM, including but not limited to all intellectual property ("IP"), USPTO issued patents, software, databases, documentation, copyrights, trademarks, registrations, and all current IP development work in process of USPTO application approval; more specifically but not limited to *USPTO 8,073,895 & 8,572,166 "System and Method for Delivering Web Content to a Mobile Device", USPTO 8,315,184 "Computer to Mobile Two-Way Chat System and Method", and USPTO 8,369,828 "Mobile-to-Mobile Payment System and Method"*;

WHEREAS, APPTECH desires to acquire 100% of the assets of GTM in exchange for thirty million dollars ($30,000,000.00 USD) and five million shares (5,000,000) shares of common shares of stock of APPTECH (the "APPTECH Common Stock" or "APPTECH Shares");

WHEREAS, the thirty million dollars ($30,000,000.00 USD) shall be paid to GTM as described herein article 4.1 subsection (c). The five million (5,000,000) common shares of stock shall be issued to GTM as described herein article 4.1 subsection (a);

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, the parties hereto intending to be legally bound hereby, agree as follows:

<u>ARTICLE 1</u>

**<u>REPRESENTATIONS AND WARRANTIES
OF GLOBALTEL MEDIA, INC.</u>**

GTM represents and warrants to APPTECH that:

1.1 <u>Organization</u>. GTM is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states and other jurisdictions where its business requires qualification.

1.2 <u>Compliance with Laws</u>. GTM has substantially complied with, and is not in violation of, all applicable federal, state or local statutes, laws and regulations, including, without limitation, any applicable building, zoning, environmental, employment or other law, ordinance or regulation affecting its properties, products or the operation of its business except where such non-compliance would not have a materially adverse effect on the business or financial condition of GTM. GTM has all licenses and permits required to conduct its business as now being conducted.

1.3 <u>Litigation</u>. GTM is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of GTM, threatened against or affecting GTM or its business, assets or financial condition, except for those disclosed in writing to

APPTECH prior to execution of AGREEMENT. GTM is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. GTM is not engaged in any lawsuits to recover any material amount of monies due to it.

1.4 <u>Authority</u>. The Board of Directors of GTM has authorized the execution of this Agreement and the transactions contemplated herein, is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

1.5 <u>Ability to Carry Out Obligations</u>. The execution and delivery of this Agreement by GTM and the performance by GTM will not conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which GTM is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of GTM, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of GTM.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF APPTECH ONE, INC.

APPTECH represents and warrants to GTM that:

2.1 <u>Organization</u>. APPTECH is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated, and duly qualified to do business in each of such states and other jurisdictions where its business requires such qualification.

2.2 <u>Compliance with Laws</u>. APPTECH has complied with, and is not in violation of, all applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, environmental or other law, ordinance, or regulation) affecting its properties or the operation of its business, except where non-compliance would not have a materially adverse effect on the business or operations of APPTECH.

2.3 <u>Authority</u>. The Board of Directors of APPTECH has authorized the execution of this Agreement and the transactions contemplated herein, is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

2.4 <u>Ability to Carry Out Obligations</u>. The execution and delivery of this Agreement by APPTECH and the performance by APPTECH will not conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which APPTECH is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of APPTECH, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of APPTECH.

ARTICLE 3

PRE-CLOSING COVENANTS

3.1 Conduct of Business. Prior to the Closing, APPTECH and GTM shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business.

ARTICLE 4

POST-CLOSING COVENANTS

4.1 Following the Closing herein:

(a) Delivery of Shares. APPTECH will deliver to GTM within twenty (20) days of the execution of this AGREEMENT any share certificates representing the APPTECH Common Stock.

(b) Lock Up Agreement. THE PARTIES TO THIS AGREEMENT DESIRE TO CREATE AN ESCROW ADMINISTERED BY THE CORPORATE SECRETARY OF APPTECH IN ORDER TO EFFECTUATE A LOCK UP AND TRICKLE OUT AGREEMENT BETWEEN THE SHAREHOLDERS OF GTM CONCERNING THE SHARES OF STOCK OF APPTECH. SUCH ESCROW SHALL BE GOVERNED BY AN ESCROW, LOCK UP AND TRICKLE OUT AGREEMENT WITH RESPECT TO SHARES OF APPTECH EXECUTED CONCURRENTLY WITH THIS AGREEMENT.

(c) Delivery of Cash. The thirty million dollars ($30,000,000.00 USD) shall be paid by APPTECH to GTM as thirty percent (30%) of all capital proceeds received by APPTECH and shall be applied towards thirty million dollars ($30,000,000.00 USD) promissory note until note is paid in full. APPTECH shall pay GTM three-hundred thousand dollars ($300,000.00 USD) upon execution of AGREEMENT or within a mutually agreed reasonable timeframe after execution of agreement;

(d) Delivery of Assets. GTM shall deliver and/or assign assets within a mutually agreed reasonable timeframe of approximately ten (10) business days including USPTO patents (issued & pending), software (related to products associated with the patents including *Mobile Campaign Manager, Cherple, Alirti*), domains (related to software), documentation (including software user guide's, API, requirements, designs), trademarks, copyrights, registrations (approved & pending), and databases (including opted-in mobile phone numbers processed by the software).

ARTICLE 5

CLOSING

5.1 Closing. The Closing of this transaction shall occur upon execution of this AGREEMENT.

ARTICLE 6

MISCELLANEOUS

6.1 Captions. The Article and paragraph headings throughout this AGREEMENT are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this AGREEMENT.

6.2 No Oral Change. This AGREEMENT and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

6.3 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this AGREEMENT shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this AGREEMENT or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this AGREEMENT to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

6.4 Time of Essence. Time is of the essence of this AGREEMENT and of each and every provision hereof.

6.5 Entire Agreement. This AGREEMENT contains the entire AGREEMENT and understanding among the parties hereto, supersedes all prior agreements and understandings, and constitutes a complete and exclusive statement of the agreements, responsibilities, representations and warranties of the parties.

6.6 Counterparts. This AGREEMENT may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.7 Binding Effect. This AGREEMENT shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this AGREEMENT.

6.8 Announcements. APPTECH and GTM will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

6.9 Expenses. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

6.10 Brokerage. APPTECH and GTM each represent that no finder, broker, investment banker or other similar person has been involved in this transaction. Each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder's fee or commission claimed by any other person or entity who claims to have been involved in the transaction herein because of an association with such party.

6.11 **Survival of Representations and Warranties.** The representations and warranties of the parties set forth in this AGREEMENT or in any instrument, certificate, opinion, or other writing providing for it, shall survive the Closing irrespective of any investigation made by or on behalf of any party for a period of one year.

6.12 **Indemnification.** Each party shall indemnify and hold harmless the other, its directors, officers, employees and agents, from and against any claims, demands, losses, damages or expenses (or actions in respect thereof asserted by any third party), including, without limitation, attorneys' fees, relating to any breach of the indemnifying party's representations, warranties or covenants in this Agreement. Additionally, each party shall indemnify and hold harmless the other, its directors, officers, employees and agents, from and against any claims, demands, losses, damages or expenses (or actions in respect thereof asserted by any third party), including, without limitation, attorneys' fees, relating to either party's operations, assets, financial obligations, or any act or omission done in the course of business by either party, any employee, contractor or representative of either party.

6.13 **Choice of Law.** This AGREEMENT and its application shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their authorized representatives, all as of the date first written above.

APPTECH CORP.:

By: ______________________
Luke D'Angelo
Executive Director

GLOBALTEL MEDIA, INC.:

By: ______________________
Robert Sanchez
Chief Executive Officer